Exhibit 10.1

TENDER OFFER AGREEMENT

Between

Sperian Protection S.A.

AND

Honeywell International Inc.

Honeywell Holding France SAS

DATED 19 May, 2010

TENDER OFFER AGREEMENT

THIS TENDER OFFER AGREEMENT (the “Agreement”) is made on 19 May 2010,

between:

1.

SPERIAN PROTECTION S.A., a French société anonyme with a share capital of EUR 15,315,246 divided into 7,657,623 shares with a nominal value of EUR 2 each, having its registered office at Paris Nord II, 33, rue des Vanesses, 93420 Villepinte (France), represented by Mr Brice de La Morandière, duly authorised for the purpose hereof, hereinafter, the “Company”

2.

HONEYWELL INTERNATIONAL INC., a company incorporated under the laws of Delaware, whose registered office is at 2711 Centerville Road, Suite 400 – City of Wilmington, 19808 County of New Castle (Delaware - United States of America), represented by Mr. Brian S. Cook, duly authorised for the purpose hereof, hereinafter “Parent”

and

3.

HONEYWELL HOLDING FRANCE SAS, a société par actions simplifiée incorporated under the laws of France, whose registered office is at 2 rue de l’Avenir – 88150 Thaon-les-Vosges (France), registered with the Registre du Commerce et des Sociétés (Companies Registry) of Epinal under number 425 137 833, represented by Mr Brian S. Cook, duly authorised for the purpose hereof, a wholly-owned subsidiary of Parent, hereinafter “Purchaser”

Parent and Purchaser are acting jointly and severally under this Agreement (“solidairement”).

WITNESSETH

WHEREAS:

(A)

Purchaser, a wholly owned subsidiary of Parent, is seeking to acquire for cash all outstanding ordinary shares, nominal value EUR2, of the Company (the “Company Shares”), including all Company Shares issuable upon exercise of share options or free award plans, through a tender offer (the “Offer”) and through the purchase of blocks of Company Shares;

(B)

Pursuant to the terms of the Offer, Purchaser will offer for each Company Share validly tendered to the Offer an amount equal to EUR 117 in cash, without interest, or should the Company pay any dividend or make any distribution between the date of the Agreement and the settlement and delivery of the Offer, an amount equal to EUR 117 in cash reduced by the amount per Company Share of such dividend or of such distribution (the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement;

(C)	The respective Boards of Directors of Parent and the Company have approved the terms and conditions of this Agreement; and

(D)	Parent, Purchaser and the Company desire to make certain agreements in connection with the Offer.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.	THE OFFER

1.1	Announcement

Promptly following the execution of this Agreement, the Company and Parent shall issue an agreed upon press release announcing the Offer (the “Public Announcement”), including among other items a decision of the Company Board stating expressly its intention to recommend the Offer subject to the receipt of a Favorable Report (as such term is defined below).

1.2	Independent Expert - Board Recommendation

(a)

If not already appointed prior to the date hereof, not later than the day of the Public Announcement, the Company shall appoint an independent expert (the “Independent Expert”), to prepare a report pursuant to Article 261-1 et seq. of the General Regulations of the Autorité des marchés financiers (the “AMF”) including a fairness opinion stating whether the Offer Price is fair to the Company’s shareholders from a financial point of view (the “Independent Expert Report”).

(b)

Upon receipt of the Independent Expert Report that includes the opinion of the Independent Expert that the Offer Price is fair to the Company’s shareholders from a financial point of view (a “Favorable Report”), the Company Board shall confirm as soon as possible and in any event within three Business Days from the date of the Independent Expert Report that the Offer is in the interest of the Company, its shareholders and its employees and recommend that all holders of Company Shares tender such shares into the Offer (the “Company Board Recommendation”).

(c)

In the event the Company is informed by the Independent Expert that it will issue an Independent Expert Report which is not a Favorable Report, the Company shall immediately inform Parent, and the Company and Parent shall negotiate in good faith with a view towards making such commercially reasonable amendments to the terms of the Offer as would permit a Favorable Report to be issued, subject to approval of the Board of Directors of Parent and the Board of Directors of the Company and provided that in no case shall Purchaser and Parent be obligated to increase the Offer Price. If such negotiations are unsuccessful after five Business Days and the Company Board Recommendation is not issued, then Purchaser shall have the right to terminate this Agreement.

1.3	The Offer

(a)

On or prior to the filing of the Offer, Parent shall file an application with the French Ministry of Economy requesting prior authorization of foreign investment in connection with the Offer (the “French Ministry of Economy Authorization”).

(b)

The Offer shall be subject to the rules and regulations of the AMF in France. Subject to Section 1.4 below, Parent undertakes irrevocably to cause Deutsche Bank and Lazard, which are serving as presenting banks of the Offer (with only Deutsche Bank guaranteeing the irrevocable content of the Offer), to file the Offer with the AMF prior to the opening of the stock exchange in Paris on the second Business Day after the date of this Agreement, together with the draft tender offer prospectus (projet de note d’information) substantially in the form attached as Exhibit A; provided however that Purchaser will take into consideration any reasonable comments on such draft tender offer prospectus from the Company to the extent reasonably practicable and promptly provided..

(c)

The Company shall file the draft target prospectus (projet de note d’information en réponse) including the Independent Expert Report on the second Business Day following the Company Board Recommendation.

(d)

In addition, Purchaser shall have the right to amend the terms of the draft tender offer prospectus after it is filed with the AMF, (i) to the extent required to reflect comments from the AMF, subject to prior notice to the Company, and (ii) in other cases, in the event such amendments relate to sections 1.2 and 2.1, 2.6 and 2.7 of the draft tender offer prospectus, they shall not make the Offer materially less favorable to the Company, its employees and its shareholders and subject to prior consultation with the Company. Reciprocally, the Company will provide a draft of its initial draft target prospectus at least three Business Days before filing it with the AMF and will take into consideration any reasonable comments from Purchaser to the extent reasonably practicable and promptly provided. In addition, the Company shall have the right to amend the draft target prospectus after it is filed with the AMF (i) to the extent required to reflect comments from the AMF, subject to prior notice to Purchaser, and (ii) in other cases, subject to prior consultation with Purchaser.

1.4	Offer Conditions

(a)	Notwithstanding any other term of the Offer or of this Agreement, Purchaser shall not be required to file the Offer if:

(i)	the Company Board shall have made an Adverse Recommendation (as defined below); or

(ii)	this Agreement shall have been terminated in accordance with its terms.

(b)	The opening of the Offer is subject to clearance by the AMF and receipt of the approval from the French Ministry of Economy in connection with foreign investment in France.

(c)

The closing of the Offer is subject to (i) the number of Company Shares validly tendered into the Offer (or that Purchaser may irrevocably acquire) represent at least 57% of the Company Shares on a Fully Diluted Basis, and (ii) the receipt of the “Phase I Antitrust Clearance” (i.e., the expiration or termination of the waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 without the issuance of a second request and the clearance of the transaction by the European Commission under Article 6.(1)(b) of the Council Regulation n°139/2004). The term Fully Diluted Basis means on a fully diluted basis, after giving effect to the exercise of all outstanding options and the issuance of Company Shares pursuant to free award plans.

The foregoing conditions are for the sole benefit of Purchaser and may, subject to applicable Law, be waived by Purchaser in whole or in part at any time, in its sole discretion.

1.5	Withdrawal of the Offer

Pursuant to article 232-11 of the AMF General Regulations, Parent and Purchaser shall be entitled to withdraw the Offer: (a) within five Business Days following the date of the publication by the AMF of the timetable for a competing offer or for an improved offer by a competing bidder, or (b) with the prior approval of the AMF if, prior to the publication by the AMF of the definitive results of the Offer, the Company adopts measures that modify the Company’s substance (modifiant sa consistance) or if the Offer becomes irrelevant (sans objet) under French law.

1.6	Cooperation

In connection with the Offer, Purchaser and the Company shall cooperate with each other to fulfill all applicable requirements of the AMF and the French Ministry of Economy and to respond to comments from the AMF and the French Ministry of Economy. Purchaser and Parent undertake to accept any reasonable undertakings required by the relevant Governmental Entities in connection with the authorization of the French Minister of Economy. Should it become necessary, Parent and Purchaser undertake to maintain the contracts with the French government and to maintain the manufacturing of the specific products subject to these contracts in France.

The Company shall use its reasonable best efforts to assist and cooperate with Purchaser and Parent and provide all necessary information in order for Purchaser and Parent to make all necessary registrations, declarations and filings (including filings with Governmental Entities, including the European Commission, the US Department of Justice or the US Federal Trade Commission (as the case may be) and any other local antitrust authority required under applicable merger control regulations (the “Competition Authorities”)) and to make any such filings required to be made by the Company as soon as reasonably practicable. Purchaser and Parent agree to make any filings required with Competition Authorities as soon as reasonably practicable, subject to the Company providing the information reasonably necessary to make such filings.

Purchaser shall reasonably consider and promptly propose remedies to any competition concerns identified by the Competition Authorities within any relevant time limit in order to obtain the Phase I Antitrust Clearance.

Purchaser and Parent shall inform the Company prior to making any proposal for or agreeing to any divestments of assets or activities of the Company and its Subsidiaries or make any other kind of commitment in respect of the Company or its Subsidiaries in order to obtain the Phase I Antitrust Clearance.

1.7	Board of Directors

Promptly after the closing of the Offer, Purchaser shall be entitled to designate a number of directors on the Company Board equal to the product of : (i) the total number of directors on the Company Board multiplied by (ii) the percentage of (A) the number of voting rights attached to the Company Shares owned by Purchaser or any other subsidiary of Parent over (B) the number of outstanding voting rights on a Fully Diluted Basis as at such date, and the Company shall, at such time, cause Purchaser’s designees to be so elected or appointed to the Company Board and shall take all action requested by Parent necessary to effect any such election or appointment. In connection with the foregoing, the Company shall (i) use its best efforts to promptly obtain the resignation of such number of its current directors and/or (ii) increase the size of the Company Board, as is necessary to enable Purchaser’s designees to be elected or appointed to the Company Board as provided above. The Company shall consult with Parent regarding any board resignations.

2.	COVENANTS

2.1	Conduct of business

From the date hereof until the earlier of (i) the restructuring of the Company Board in accordance with Section 1.7 above and (ii) the termination of this Agreement, the Company shall operate its business in the ordinary course consistent with past practice and use reasonable efforts to preserve the business.

In addition, during such period, the Company shall not and shall cause its Subsidiaries not to:

a.

declare or issue any dividends or distribution in respect of any of its capital stock or other equity or voting interests (except for ordinary course cash dividends in respect of Company Shares and notably, except for the payment of the dividend submitted to the Company’s general shareholders’ meeting of May 19, 2010 or distribution of dividends by wholly-owned Subsidiaries in ordinary course), (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (except pursuant to the forfeiture of Equity Awards in accordance with their terms as in effect on the date of this Agreement) or (D) take any action that would result in any amendment, modification or change of any term of any indebtedness of the Company or any of its Subsidiaries;

b.

issue, grant, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such stock, interests or securities or any stock appreciation rights, restricted stock units, stock-based performance units, “phantom” stock awards or other rights that are linked to the value of Company Shares or the value of the Company or any part thereof; provided, however, that the Company may issue Company Shares pursuant to the exercise of Company Stock Options outstanding on the date of this Agreement and only in accordance with their terms as in effect on the date of this Agreement;

c.	amend the Company By-laws or other comparable charter organizational documents of any of the Company’s Subsidiaries;

d.

acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any person or business or division thereof or (ii) any other assets other than raw materials or supplies and other assets that are not material and are acquired in the ordinary course of business consistent with past practice;

e.

sell, lease, license, lease back or otherwise subject to any lien or otherwise dispose of or abandon any of its business lines, divisions, activities, Subsidiaries provided that the foregoing provisions shall not prevent the sale of assets or activities of the Company or its Subsidiaries which have generated an aggregate turn-over of less than €15,000,000 during the financial year closed on 31 December 2009;

f.

adopt or amend any benefit plan or enter into, adopt, extend, renew or amend any collective bargaining agreement or other contract with any labor organization, works council, union or association, except as required by applicable law;

g.

grant any director, officer or employee any increase in compensation or benefits, except in the ordinary course of business and consistent with past practice or as may be required under existing agreements;

h.

adopt any measure with unconditional effect that modifies the Company’s substance (modifiant sa consistance) and that may allow Purchaser to withdraw the Offer under Article 232-11 of the AMF General Regulation ;

i.

incur fees and expenses in connection with this Agreement, the Offer and any discussion with third parties, including Cinven, regarding proposals to acquire Company Shares or assets of the Company or its Subsidiaries (including break-up fees to Cinven and break-up costs in connection with financing arrangements of the Company or its Subsidiaries) in excess of EUR17 million in the aggregate (inclusive of any with such fees and expenses incurred prior to the date of this Agreement); or

j.	take or agree to take any action likely to frustrate the Offer.

2.2	Change of control

The Company undertakes to, as soon as reasonably practicable, and in any event from the date of the filing of the Offer until the settlement and delivery of the Offer, use its commercially reasonable efforts (not including the payment of additional consideration without Parent’s prior consent) to obtain, prior to announcement of the results of the Offer by the AMF, consents by third parties under change of control clauses in the contracts entered into by the Company or under applicable permits or authorizations where it is necessary to avoid disruption or prejudice to the business of the Company as a result of the change of control of the Company in connection with the Offer.

Parent and Purchaser acknowledge that the financing agreements between the Company and various financial institutions contain provisions which would allow these institutions to require the Company to immediately reimburse any outstanding financing upon a change of control of the Company. Upon successful consummation of the Offer, Parent and Purchaser undertake to make available or cause to be made available to the Company any funds necessary to make such repayment.

2.3	No shop

(a)

During the term of this Agreement, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, or authorize or permit any director, officer or employee of the Company or any Company Subsidiary or any investment banker, advisor, agent or representative (collectively, the “Representatives”) of the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, encourage or knowingly facilitate the submission of any Takeover Proposal, (ii) participate in any discussions regarding or take any action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) make or authorize any statement, recommendation or solicitation in respect of any Takeover Proposal (except as provided in Section 2.3(b)).

The Company undertakes, and shall cause each of the Company Subsidiaries and each Representative of the Company or any Company Subsidiary, to immediately cease all discussions with any person conducted heretofore with respect to any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal.

Notwithstanding the foregoing, the Company may, if the Company has received a Takeover Proposal that is or is reasonably likely to lead to a Superior Proposal, and that was not solicited by or on behalf of the Company, furnish information, substantially similar in scope and timing to what has been provided to Parent and Purchaser prior to the date hereof, with respect to the Company to the Person making the Takeover Proposal and participate in discussions and negotiations with the Person making the Takeover Proposal regarding the Takeover Proposal.

(b)

Neither the Company nor the Company Board shall (i) (x) following the Company Board Recommendation withdraw or modify the approval or recommendation by the Company Board of this Agreement or the Offer or (y) approve or recommend any Takeover Proposal (either (x) or (y) being an “Adverse Recommendation”) or (ii) approve, cause or permit the Company or any Company Subsidiary to enter into any letter of intent, acquisition agreement or similar agreement (each, an “Acquisition Agreement”) relating to any Takeover Proposal.

Notwithstanding the foregoing, the Company may, in response to a Superior Proposal that was not solicited by or on behalf of the Company or any Company Subsidiary and did not otherwise result from a breach of Section 2.3(a): (i) make an Adverse Recommendation and (ii) terminate this Agreement pursuant to Section 4.1(b); provided, however, unless such Superior Proposal is in the form of a formal offer filed and cleared with the AMF, that (x) such determination shall not be made until after the third Business Day following the receipt by Parent of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company Board is prepared to make an Adverse Recommendation or accept a Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, (it being understood and agreed that any amendment to the price or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new three Business Day period) and (y) Parent does not make, within three Business Days after receipt of the Notice of Superior Proposal, a proposal that would, in the good faith judgment of the Company Board, cause the events, facts or circumstances forming the basis or an Adverse Recommendation to no longer form such basis or cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be.

(c)

The Company shall promptly (and in any event no later than 24 hours following receipt or knowledge thereof) advise Parent of any Takeover Proposal or any inquiry that could reasonably be expected to lead to any Takeover Proposal (including any change to the terms of any such Takeover Proposal) and the identity of the person making any such Takeover Proposal . The Company shall (i) keep Parent fully informed of the status of any such Takeover Proposal and (ii) promptly advise Parent of any amendments to the terms of any such Takeover Proposal. The Company shall not take any actions whether contractually or otherwise to limit its ability to comply with its obligations hereunder and shall, as may be necessary, take any action necessary to ensure compliance including by terminating any confidentiality agreements entered into prior to the date hereof and entering into new confidentiality agreements expressly allowing the Company to comply with its obligations hereunder.

(d)	For purposes of this Agreement:

Takeover Proposal means any inquiry, proposal or offer relating to, or that is reasonably likely to lead to, directly or indirectly: (i) a merger, consolidation, tender offer, exchange offer, joint venture, dissolution, recapitalization, business combination or other similar transaction involving the Company or any Company Subsidiary, (ii) the acquisition by any person of a number of shares of the Company or any Company Subsidiary equal to or greater than 10% of the number of such shares outstanding before such acquisition, including by means of tender offer, exchange offer or otherwise, or (iii) the acquisition by any person in any manner, directly or indirectly, of assets that constitute 10% or more of the net revenues, net income, EBITDA or assets of the Company and the Company Subsidiaries taken as a whole, in each case other than the Offer.

Superior Proposal means any bona fide binding written fully financed offer not solicited by or on behalf of the Company or any Company Subsidiary made by a third party that if consummated would result in such third party acquiring, directly or indirectly, more than 50% of the Company Shares (by merger, consolidation, tender offer, exchange offer or otherwise) or all or substantially all the assets of the Company and the Company Subsidiaries taken as a whole, (A) for consideration that the Company Board determines in its good faith judgment to be superior from a financial point of view to the holders of Company Shares to the Offer, taking into account all the terms and conditions of such proposal, this Agreement and any proposal by Parent to amend the terms of this Agreement, and (B) that, in the good faith judgment of the

Company Board, is otherwise reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal.

3.	ADDITIONAL AGREEMENTS

3.1	Company Stock Options and Other Incentive Awards / Management

The Company has granted options to subscribe for, acquire or receive Company Shares under the stock option plans, (the “Company Stock Options”) and Company free shares awards (the “Company Free Share Awards”). The Company Stock Options and the Company Free Share Awards are altogether defined as the “Equity Awards”.

The Company undertakes not to amend the Equity Awards plans that will continue to vest in accordance with their existing applicable terms without the prior written approval of Parent.

If the Offer is successful, Purchaser and Parent undertake (i) to implement (a) certain modifications to the Equity Awards, (b) a retention bonus mechanism and (c) an incentive scheme, and (ii) to propose to the Equity Awards holders a liquidity agreement the main terms and conditions of which are described in Exhibit B to this Agreement.

3.2	Treasury Shares

The Company shall not and shall cause its subsidiaries not to tender any Company Shares held by it in the Offer.

3.3	Fees and Expenses

(a)

Except as provided below, all fees and expenses incurred in connection with this Agreement and the Offer shall be paid by the party incurring such fees or expenses, whether or not the Offer is consummated.

(b)

In the event that (i) the Company Board Recommendation has not been issued on the earlier of (x) the fifth Business Day after the issuance of the Independent Expert Report in accordance with Section 1.2(b) of this Agreement and (y) June 30, 2010, except in the case where the Independent Expert Report issues an Independent Expert Report which is not a Favorable Report, (ii) a Takeover Proposal shall have been made to the Company or its shareholders or any person has publicly announced an intention to make, or an interest in making, a Takeover Proposal (whether or not conditional and whether or not withdrawn) and the Company Board either shall have made an Adverse Recommendation or the Company Board shall have approved, caused or permitted the Company or any Company Subsidiary to enter into, or the Company or any Company Subsidiary shall have entered into an Acquisition Agreement (including for the avoidance of doubt in the events provided for in Section 1.5(a) of this Agreement), or (iii) Purchaser is permitted to withdraw the Offer in accordance with Section 1.5 (b), then the Company shall, within five Business Days of the date on which the event having triggered it occurred, pay Purchaser a fee equal (i) to EUR3 million in the event, Purchaser has entered into share purchase agreements prior to the Public Announcement, to purchase at least 50,1% of the Company Shares on a Fully Diluted Basis or (ii) in all other cases, EUR10 million (the “Termination Fee”) by wire transfer of same day funds (to an account designated by Purchaser).

(c)	The Company acknowledges that the agreements contained in this Section 3.3 are an integral part of the Offer, and that, without these agreements, Purchaser would not enter into this Agreement.

The payment of any amounts due pursuant to this Section 3.3 shall not constitute the exclusive remedy of Purchaser under this Agreement. Without limiting the generality of the foregoing, in the event of a breach or deemed breach by the Company of Section 2.3, Purchaser may seek any and all other remedies available to which Purchaser is entitled.

The Termination Fee shall not be payable in the event the withdrawal or change of the recommendation of the Offer by the Company Board is made in connection with the amendment by the Purchaser of the terms of the Offer or of its intentions (as described in the tender offer prospectus filed with the AMF) in a manner that materially detrimentally affects the Company or its Subsidiaries taken as a whole, its shareholders or its employees or with a breach of this Agreement by the Purchaser or Parent which has not been cured, after 5-days prior written notice, prior to the occurrence of any of the events described in Section 3.3(b) giving rise to the Termination Fee.

3.4	Public Announcements

Purchaser and the Company shall to the extent reasonably practicable consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Offer and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, by court process or by obligations pursuant to any listing agreement with or market rules of any national securities exchange on which such party’s shares are traded.

3.5	Representations

Each of the Company, Parent and Purchaser represents that it has the legal right and full power and authority to enter into and perform this Agreement, and any other documents to be executed by it pursuant to or in connection with this Agreement. Those documents will, when executed, constitute valid and binding obligations on each of the Company, Parent and Purchaser as applicable in accordance with their respective terms.

3.6	Shareholder Composition

The Company hereby represents and warrants to Parent and Purchaser that, to its knowledge, as of the date hereof, U.S. holders (as such term is defined in Rule 14d-1 under the US Securities Exchange Act of 1934) hold less than 40% of the Company Shares, and shall provide Parent and Purchaser with such information as they reasonably require to demonstrate such level of U.S. ownership.

4.	TERMINATION, AMENDMENT AND WAIVER

4.1	Termination

This Agreement may only be terminated as follows:

(a)	by mutual written consent of Purchaser and the Company;

(b)	by either Purchaser or the Company, if:

(i) the conditions set forth in Section 1.4(b) of this Agreement to filing or opening of the Offer are not satisfied prior to September 15, 2010;

(ii) the Company Board shall have made an Adverse Recommendation or the Company Board shall have approved, caused or permitted the Company or any Company Subsidiary to enter, or the

Company or any Company Subsidiary shall have entered into an Acquisition Agreement, after the date of this Agreement in accordance with Section 2.3(b);

(iii) the Offer lapses or is declared non-compliant (non conforme) by the AMF or is not successful due to the failure to satisfy any of the conditions set forth in Section 1.4(c) of this Agreement;

(iv)

a Governmental Entity of competent jurisdiction enacts, issues, promulgates, enforces or adopts any applicable law or regulation which (i) makes the sale and purchase of the Company Shares, pursuant to the Offer, illegal or otherwise prohibits or prevents consummation of the sale and purchase of the Company Shares pursuant to the Offer, and (ii) is final, binding, and non-appealable; or

(v) the Purchaser has actually withdrawn the Offer in accordance with Section 1.5

(c)

by Purchaser if the Company Board Recommendation has not been issued on the earlier of (i) the fifth Business Day after the issuance of a Favorable Report in accordance with Section 1.2(b) or (ii) June 30, 2010, or in accordance with Section 1.2(c) ; or

(d)

by the Company, if the Offer is not filed within the timeframe by the Purchaser in accordance with Section 1.3(b) or if the Purchaser amends the terms of the Offer or of its intentions (as described in the tender offer document filed with the AMF) in a way that materially detrimentally affects the Company or its Subsidiaries, its shareholders or its employees.

4.2	Effect of Termination

In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 4.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or the Company, other than Section 3.3, this Section 4.2 and Article 5; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a breach by such party of any of its agreements set forth in this Agreement, and all existing rights and remedies of such non-breaching party under this Agreement in the case of any such breach shall be preserved. The Confidentiality Agreement shall survive any termination of this Agreement and shall apply to all information and material delivered by any party hereunder, in each case in accordance with its terms.

4.3	Amendment

This Agreement may be amended by the parties hereto at any time by an agreement in writing duly executed and delivered by or on behalf of each of the parties hereto.

5.	GENERAL PROVISIONS

5.1	Notices

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding Business Day if received after 5 p.m. local time on a Business Day or if received on a Saturday, Sunday or holiday) by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Purchaser, to:

Honeywell International Inc.
101 Columbia Road

P.O. Box 4000
Morristown, New Jersey 07962
United States
Fax: +1 (973) 455-6840
Attention: Katherine L. Adams, Senior Vice President and General Counsel

with copies to:

Allen & Overy
Edouard VII
26, boulevard des Capucines -75009 Paris - France Fax: + 33 (0)1 40 06 54 54 Attention: Jean-Claude Rivalland

Bredin Prat 130, rue du Faubourg Saint Honoré - 75008 Paris Fax: +33 1 42 89 10 73 Attention: Olivier Assant

(b) if to the Company, to:

Sperian Protection
Paris Nord II, 33, rue des Vanesses, 93420 Villepinte (France)

Fax: +33 1 49 90 79 78

Attention: Henri-Dominique Petit, Chairman of the Board of Directors and Brice de La Morandière, CEO

5.2	Definitions

For purposes of this Agreement:

(a)	an Affiliate of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)

Business Day means any day on which securities exchanges in France are open for trading, which shall not be a Saturday, a Sunday, a legal holiday or other day on which banking institutions are authorized or obligated by Law to close in France;

(c)	Governmental Entity means any state, local or foreign government or any court of competent jurisdiction, administrative commission or other governmental authority;

(d)	Law means a statute, law, ordinance, rule, legislation or regulation;

(e)	Person means an individual, corporation, partnership, joint venture, association, limited liability company, Governmental Entity, unincorporated organization or other entity;

(f)

a Subsidiary of any person means another person of which 50% or more of any voting securities, other voting ownership (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first person.

5.3	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Offer is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Offer is fulfilled to the extent possible.

5.4	Entire Agreement; Third-Party Beneficiaries

This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Offer other than the Confidentiality Agreement between Parent and the Company. Provisions set forth in Section 3.1 and Exhibit B shall be deemed to confer to those persons who are expressly named in such Exhibit, as third-parties beneficiaries, the rights herein described.

5.5	Governing Law

This Agreement is subject to French law, without regard to its conflict of laws provisions to the extent they would require application of the laws of another jurisdiction. Any dispute relating to its validity, interpretation or execution shall be submitted to the exclusive jurisdiction of the Tribunal de Commerce de Paris.

5.6	Assignment

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Purchaser and/or Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Parent (including designating any such entity to act as Purchaser hereunder).

ON MAY 19, 2010
IN PARIS

SPERIAN PROTECTION S.A.
	By:	/s/ Brice de La Morandière

Name: Brice de La Morandière

HONEYWELL INTERNATIONAL INC.

By:	/s/ Brian S. Cook

Name: Brian S. Cook

HONEYWELL HOLDING FRANCE

By:	/s/ Brian S. Cook

Name: Brian S. Cook

EXHIBITS

Exhibit A:	Draft Tender Offer Prospectus (Offre Publique D’Achat)
Exhibit B:	Management Package

Exhibits to be supplementally furnished to the Commission upon request.